                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------

                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                               -------------


                            (Amendment No. ___)

[x]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant


Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      THE BEAR STEARNS COMPANIES INC.
---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE  (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(i)(2) or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: $
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                         THE BEAR STEARNS COMPANIES INC.
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK  10167

                                 --------------

     To Our Stockholders:

          You are cordially invited to attend the 1995 Annual Meeting of Stockholders, which will be held on Monday, October 30, 1995, at 5:00 P.M., New York City time, in the Bear Stearns Auditorium,
     245 Park Avenue, 5th Floor, New York, New York.

          At the meeting, we will be reporting to you on your Company's current operations and outlook. Stockholders will elect directors of the Company and transact such other items of business as are listed in the Notice of Annual Meeting and more fully described in the Proxy Statement which follows. The Board of Directors and management hope that many of you will be able to attend the meeting in person.

          The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope to ensure that your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.


                                   Sincerely yours,

                                   Alan C. Greenberg
                                   Chairman of the Board


     September 28, 1995

                         THE BEAR STEARNS COMPANIES INC.
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK  10167

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 30, 1995

                                 --------------

     To the Stockholders of
     THE BEAR STEARNS COMPANIES INC.:

          The Annual Meeting of Stockholders of The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), will be held on Monday, October 30, 1995, at 5:00 P.M., New York City time, in the Bear Stearns Auditorium, 245 Park Avenue, 5th Floor, New York, New York, for the following purposes:

          1. To elect thirty-eight directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

          2. To approve the fiscal year 1996 performance goals under The Bear Stearns Companies Inc. Management Compensation Plan.

          3. To approve an amendment to The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors.

          4. To transact such other business as may properly be brought before the meeting and any adjournments or postponements thereof.

          Holders of record of Common Stock, par value $1.00 per share, of the Company at the close of business on September 20, 1995, will be entitled to notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.

                                        By order of the Board of Directors

                                        Kenneth L. Edlow,
                                        Secretary

     September 28, 1995

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.






















     NYFS04...:\25\22625\0110\2322\PRX7205T.57I

                         THE BEAR STEARNS COMPANIES INC.
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK  10167

                                 --------------

                                 PROXY STATEMENT

                                 --------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 30, 1995

                                 --------------

          This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of common stock of The Bear Stearns Companies Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the 1995 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held in the Bear Stearns Auditorium, 245 Park Avenue, 5th Floor, New York, New York, on Monday, October 30, 1995, at
     5:00 P.M., New York City time, and at any adjournments or postponements thereof. These proxy materials are being mailed on or about September 28, 1995, to holders of record on September 20, 1995, of the Company's Common Stock, par value $1.00 per share ("Common Stock").

          A proxy may be revoked by a stockholder prior to its exercise in any of three ways: by written notice to the Secretary of the Company; by submission of another proxy bearing a later date; or by voting in person at the Annual Meeting. Revocation by notice to the Secretary of the Company or by submission of a later proxy will not affect a vote on any matter which is taken prior to the receipt of the notice or later proxy by the Company. The mere presence at the Annual Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR the approval of the fiscal year 1996 performance goals under The Bear Stearns Companies Inc. Management Compensation Plan (as amended and restated as of July 1, 1994) (the "Management Compensation Plan") as described herein, FOR the approval of an amendment to The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors (the "Capital Accumulation Plan") as described herein, and, as to any other matter of business that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting on the matter.

          The Company has adopted a policy of encouraging stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated an independent third party, Chemical Bank, which is the Company's transfer agent, to receive and to tabulate stockholder proxy votes. The manner in which any stockholder votes on any particular issue will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of a vote of a stockholder is expressly requested by such stockholder and (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes.
     However, aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the Annual Meeting. The policy of ensuring confidentiality of stockholder votes will also apply to shares of Common Stock held in customer accounts at the Company's subsidiary, Bear, Stearns Securities Corp. Holders of Common Stock whose shares are held in such accounts will be requested to give instructions with respect to the manner in which their shares are to be voted to Automatic Data Processing, Inc., which has been directed not to disclose such instructions to the Company.

          This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company, by telephone, in person or otherwise, without additional compensation. The Company also will request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for reasonable out-of-pocket expenses incurred by them in forwarding such materials.

                                   THE COMPANY

          The Company was incorporated under the laws of the State of Delaware on August 21, 1985. The Company succeeded to the business of Bear, Stearns & Co., a New York limited partnership (the "Partnership"), on October 29, 1985. As used in this Proxy Statement, all references to "Bear Stearns" and "BSSC" are to Bear, Stearns & Co. Inc., and Bear, Stearns Securities Corp., respectively, the principal subsidiaries of the Company.

                                VOTING SECURITIES

          Holders of record of Common Stock at the close of business on September 20, 1995 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote. Shares of Common Stock represented by CAP Units (as hereinafter defined) credited pursuant to the Capital Accumulation Plan are not outstanding and are not entitled to vote at the Annual Meeting.

          On September 20, 1995, 117,696,334 shares of Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum.

          Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote on each matter is required for the approval of the fiscal year 1996 performance goals under the Management Compensation Plan and the approval of an amendment to the Capital Accumulation Plan. An abstention with respect to any proposal will be counted as present for purposes of determining the existence of a quorum but will have the practical effect of a negative vote as to that proposal. Brokers (other than Bear Stearns and BSSC) that do not receive a stockholder's instructions are entitled to vote on the election of directors. The New York Stock Exchange (the "NYSE") determines whether brokers that do not receive instructions will be entitled to vote on the other proposals contained in this Proxy Statement. Under the rules of the NYSE, if Bear Stearns and BSSC do not receive a stockholder's instructions and other brokers are entitled to vote on a proposal, Bear Stearns and BSSC are entitled to vote such shares only in the same proportion as the shares represented by all votes cast with respect to such proposal. In the event of a broker non-vote with respect to any proposal coming before the meeting, due to the absence of authorization by the beneficial owner to vote on that issue, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed present and entitled to vote on that proposal for the purpose of determining the total number of shares of which a majority is required for adoption and has the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which a majority is calculated.

          The following table sets forth certain information furnished to the Company regarding each person or group of persons known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock as of September 1, 1995:



                                                                   Percentage of
      Name and address of                 Number of shares          Outstanding
      Beneficial Owner                    of Common Stock           Common Stock
      ----------------                    ---------------           ------------
      FMR Corp. (1)                          11,716,946                9.94%
      82 Devonshire Street
      Boston, MA  02109

      Pacific Financial Research Inc. (2)     6,161,697                5.23%
      9601 Wilshire Boulevard
      Suite 800
      Beverly Hills, CA  90210

      ________________
      (1) This number includes 11,432,501 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 284,445 shares beneficially owned by Fidelity Management Trust Company as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors.

            FMR Corp. has sole voting power with respect to 107,310 shares and sole dispositive power with respect to 11,716,946 shares.

      (2) Pacific Financial Research Inc. beneficially owns such shares as a result of its serving as investment adviser to various companies registered under Section 8 of the Investment Company Act of 1940.


                        SECURITY OWNERSHIP OF MANAGEMENT

          The following information with respect to the outstanding shares of Common Stock beneficially owned by each director of the Company, each nominee for director of the Company, each executive officer named in the Summary Compensation Table under "Executive Compensation" and all directors, nominees and executive officers of the Company as a group, is furnished as of September 1, 1995. Also set forth below as of such date is certain information with respect to the number of shares of Common Stock represented by CAP Units credited to the accounts of such persons pursuant to the Capital Accumulation Plan (notwithstanding that shares underlying CAP Units generally are not deemed to be beneficially owned for this purpose because the named persons have neither the present ability to direct the vote nor the ability to dispose of such shares and will not have such rights within the next 60 days).

                                                                                                       PERCENTAGE OF
                                                  AMOUNT            PERCENT OF                          OUTSTANDING
                                                AND NATURE         COMMON STOCK     COMMON STOCK       COMMON STOCK
                                              OF BENEFICIAL        BENEFICIALLY      REPRESENTED       AND CAP UNITS
               NAME AND ADDRESS (1)          OWNERSHIP (2)(3)         OWNED         BY CAP UNITS         COMBINED
               ----------------------        ------------------   ------------      ------------      --------------
         E. Garrett Bewkes, III  . . . .          50,356               (4)                    --            (4)
         Denis A. Bovin  . . . . . . . .           1,214               (4)               231,295            (4)
         James E. Cayne (5)  . . . . . .       3,517,682              2.98%            1,188,686           3.41%
         Peter D. Cherasia . . . . . . .          49,403               (4)               206,513            (4)
         Barry J. Cohen  . . . . . . . .         121,967               (4)               101,428            (4)
         Stephen M. Cunningham . . . . .          37,754               (4)                96,431            (4)
         Wendy L. de Monchaux  . . . . .              --               (4)               124,246            (4)
         Kevin J. Finnerty . . . . . . .           6,473               (4)               385,669            (4)
         Grace J. Fippinger  . . . . . .           4,176               (4)                    --            (4)
         Bruce E. Geismar (6)  . . . . .         129,039               (4)                88,494            (4)
         Carl D. Glickman (7)  . . . . .         326,808               (4)                    --            (4)
         Thomas R. Green . . . . . . . .          53,146               (4)                    --            (4)
         Alan C. Greenberg . . . . . . .       1,200,000              1.02%              623,288           1.32%
         Donald J. Harrington, C.M.  . .             221               (4)                    --            (4)
         Richard Harriton  . . . . . . .         134,998               (4)               178,958            (4)
         Daniel L. Keating (8) . . . . .         176,889               (4)                96,575            (4)
         John W. Kluge . . . . . . . . .          31,906               (4)                    --            (4)
         Mark E. Lehman (9)  . . . . . .          74,920               (4)                87,409            (4)
         David A. Liebowitz  . . . . . .          23,577               (4)               524,866            (4)
         Bruce M. Lisman . . . . . . . .         182,801               (4)               133,937            (4)
         Roland N. Livney  . . . . . . .          25,078               (4)               164,147            (4)
         Vincent J. Mattone (3)(10)  . .       1,967,390              1.67%               92,357           1.49%
         Michael Minikes (11)  . . . . .         411,399               (4)               352,178            (4)
         William J. Montgoris  . . . . .         268,261               (4)               149,856            (4)
         Donald R. Mullen, Jr. . . . . .          31,792               (4)               219,403            (4)
         Frank T. Nickell  . . . . . . .          27,563               (4)                    --            (4)
         Craig M. Overlander . . . . . .          27,507               (4)               212,669            (4)
         Stephen E. Raphael  . . . . . .           1,844               (4)                77,258            (4)
         E. John Rosenwald, Jr. (3)(12)          442,215               (4)                10,056            (4)
         Lewis A. Sachs  . . . . . . . .           5,098               (4)               160,669            (4)
         Frederic V. Salerno . . . . . .             330               (4)                    --            (4)
         Alan D. Schwartz  . . . . . . .       1,022,271               (4)               693,976           1.24%
         John C. Sites, Jr. (3)(13). . .       1,493,423              1.27%              166,348           1.20%
         David M. Solomon  . . . . . . .             129               (4)               161,675            (4)
         Warren J. Spector (14)  . . . .         374,787               (4)             1,227,228           1.16%
         Robert M. Steinberg (15)  . . .       1,309,141              1.11%              181,298           1.08%
         Michael L. Tarnopol (16)  . . .       1,060,594               (4)               491,851           1.13%
         Vincent Tese  . . . . . . . . .              --               (4)                    --            (4)
         Fred Wilpon . . . . . . . . . .           1,103               (4)                    --            (4)
         Uzi Zucker  . . . . . . . . . .         391,863               (4)                43,063            (4)
         All directors, nominees and
           executive officers as a
           group (42 individuals)  . . .      12,148,150             10.31%            8,287,469          14.82%


                                              (Footnotes on following page)

     ---------------

     (1)  The address in each case is 245 Park Avenue, New York, New York
          10167.

     (2) Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent notes. Includes an aggregate of 17,271 shares of Common Stock owned by directors, nominees and executive officers through The Bear Stearns Companies Inc. Employee Stock Ownership Plans (the "ESOPs"). Shares owned by the ESOPs that are allocated to employees' accounts are voted on a "pass through" basis by the employees to whose accounts such shares are allocated. Shares not allocated to employees' accounts and allocated shares for which voting directions have not been received are voted by the trustee of the ESOPs in proportion to the manner in which allocated shares are directed to be voted by the employees.

     (3) Does not include shares underlying CAP Units credited under the Capital Accumulation Plan, except for 515,368, 12,215 and 76,109 shares expected to be distributed to Messrs. Mattone, Rosenwald and Sites, respectively, in October 1995.

     (4)  Less than one percent.

     (5) Does not include 12,154 shares of Common Stock owned by Mr. Cayne's wife, as to which shares Mr. Cayne disclaims beneficial ownership. Does not include 218,429 shares of Common Stock held by trusts established for Mr. Cayne's children, as to which shares Mr. Cayne disclaims beneficial ownership. Does not include 6,622 shares of Common Stock owned by a child of Mr. Cayne, as to which shares Mr. Cayne disclaims beneficial ownership.

     (6) Does not include 538 shares of Common Stock owned by a child of Mr. Geismar, as to which shares Mr. Geismar disclaims beneficial ownership. Mr Geismar also has a short position of 18,182 shares of Common Stock.

     (7) Does not include 2,820 shares of Common Stock owned by Mr. Glickman's wife, as to which shares Mr. Glickman disclaims beneficial ownership.

     (8) Includes 1,782 shares of Common Stock held by Mr. Keating as custodian for his children.

     (9) Does not include 26,878 shares of Common Stock held in a trust established for Mr. Lehman's wife, as to which shares Mr. Lehman disclaims beneficial ownership.

     (10) Effective September 6, 1995, Mr. Mattone resigned as a Director and Executive Vice President of the Company. Does not include 1,475 shares of Common Stock owned by Mr. Mattone's wife, as to which shares Mr. Mattone disclaims beneficial ownership.

     (11) Does not include 1,468 shares of Common Stock owned by Mr. Minikes' wife, as to which shares Mr. Minikes disclaims beneficial ownership.

     (12) Does not include 880 shares of Common Stock owned by Mr. Rosenwald's wife, as to which shares Mr. Rosenwald disclaims beneficial ownership.

     (13) Effective July 17, 1995, Mr. Sites resigned as a Director and Executive Vice President of the Company.












     (14) Does not include 500 shares of Common Stock owned by Mr. Spector's wife, as to which shares Mr. Spector disclaims beneficial ownership.

     (15) Does not include 68,851 shares of Common Stock held by a trust established for Mr. Steinberg's children with respect to which Mr. Steinberg's wife acts as trustee and as to which shares Mr. Steinberg disclaims beneficial ownership. Includes 10 shares of Common Stock owned by a child of Mr. Steinberg.

     (16) Does not include 10,000 shares of Common Stock held in a charitable foundation for which Mr. Tarnopol acts as trustee and as to which shares Mr. Tarnopol disclaims beneficial ownership.

                            I.  ELECTION OF DIRECTORS

          The Board of Directors has nominated and recommends the election of each of the nominees set forth below as a director of the Company to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Each nominee is currently a director of the Company except Ms. de Monchaux and Messrs. Cohen, Geismar, Livney, Sachs and Solomon.

          Each nominee who is elected or re-elected to the Board of Directors will hold office until the next Annual Meeting of Stockholders, in accordance with the By-laws of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named in the enclosed proxy will vote the shares that they represent for the election of a substitute nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors. At present, it is anticipated that each nominee will be a candidate.

          The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors.

                                                                                                        YEAR FIRST
                                                                                                        ELECTED TO
                                              AGE AS OF                                                  SERVE AS
                                            SEPTEMBER 15,    PRINCIPAL OCCUPATION                       DIRECTOR OF
         NAME                                    1995        AND DIRECTORSHIPS HELD                     THE COMPANY
         ----                              ---------------   ----------------------                     -----------

         E. Garrett Bewkes, III  . . . .          44         Member of Management Committee,               1989
                                                             Investcorp International, Inc.;
                                                             Director, Circle K Corporation, Saks
                                                             Holdings Inc., Star Markets Company,
                                                             Inc., Primeco Inc. and Tatham
                                                             Offshore, Inc.

         Denis A. Bovin  . . . . . . . .          47         Senior Managing Director of Bear              1992
                                                             Stearns

         James E. Cayne  . . . . . . . .          61         President and Chief Executive Officer         1985
                                                             of the Company and Bear Stearns,
                                                             member of the Executive Committee (as
                                                             hereinafter defined) and Chairman of
                                                             the Management and Compensation
                                                             Committee (as hereinafter defined)

         Peter D. Cherasia . . . . . . .          36         Senior Managing Director                      1993
                                                             of Bear Stearns

         Barry J. Cohen  . . . . . . . .          43         Senior Managing Director                     Nominee
                                                             of Bear Stearns

         Stephen M. Cunningham . . . . .          41         Senior Managing Director                      1994
                                                             of Bear Stearns

         Wendy L. de Monchaux  . . . . .          35         Senior Managing Director                     Nominee
                                                             of Bear Stearns

         Kevin J. Finnerty . . . . . . .          41         Senior Managing Director                      1993
                                                             of Bear Stearns

         Grace J. Fippinger  . . . . . .          67         Former Vice President and Treasurer of        1985
                                                             NYNEX Corp.; Director, Pfizer Inc. and
                                                             Connecticut Mutual Life Insurance
                                                             Company

         Bruce E. Geismar  . . . . . . .          49         Senior Managing Director                     Nominee
                                                             of Bear Stearns

         Carl D. Glickman  . . . . . . .          69         Private Investor; In the United               1985
                                                             States, Director, Andal Corporation,
                                                             Continental Health Affiliates, Inc.,
                                                             Franklin Holdings, Inc., Infutech,
                                                             Inc., Lexington Corporate Properties,
                                                             Inc. and Office Max Inc.; In Israel,
                                                             Director, Alliance Tire Company (1992)
                                                             Ltd. and The Jerusalem Economic
                                                             Corporation Ltd.






                                                                                                        YEAR FIRST
                                                                                                        ELECTED TO
                                              AGE AS OF                                                  SERVE AS
                                            SEPTEMBER 15,    PRINCIPAL OCCUPATION                       DIRECTOR OF
         NAME                                    1995        AND DIRECTORSHIPS HELD                     THE COMPANY
         ----                              ---------------   ----------------------                     -----------
         Thomas R. Green . . . . . . . .          61         Attorney in Private Practice                  1991

         Alan C. Greenberg . . . . . . .          68         Chairman of the Board of the Company          1985
                                                             and Bear Stearns and Chairman of the
                                                             Executive Committee; Director, Petrie
                                                             Stores Inc.

         Donald J. Harrington, C.M.. . .          49         President, St. Johns University;              1993
                                                             Director, The Reserve Fund, Reserve
                                                             Institutional Trust, Reserve Tax-
                                                             Exempt Trust, Reserve New York Tax-
                                                             Exempt Trust and Reserve Special
                                                             Portfolios Trust

         Richard Harriton  . . . . . . .          60         Senior Managing Director of Bear              1989
                                                             Stearns and member of the Management
                                                             and Compensation Committee

         Daniel L. Keating . . . . . . .          45         Senior Managing Director of Bear              1992
                                                             Stearns

         John W. Kluge . . . . . . . . .          80         Chairman and President of Metromedia          1985
                                                             Company; Director, Conair Corporation,
                                                             Metromedia Steakhouses Company, L.P.,
                                                             Occidental Petroleum Corp., Orion
                                                             Pictures Corporation and WorldCom,
                                                             Inc.

         Mark E. Lehman  . . . . . . . .          44         Executive Vice President of the               1995
                                                             Company and Bear Stearns and member of
                                                             the Executive Committee

         David A. Liebowitz  . . . . . .          36         Senior Managing Director of Bear              1992
                                                             Stearns

         Bruce M. Lisman . . . . . . . .          48         Senior Managing Director of Bear              1991
                                                             Stearns and member of the Management
                                                             and Compensation Committee

         Roland N. Livney  . . . . . . .          34         Senior Managing Director of Bear             Nominee
                                                             Stearns

         Michael Minikes . . . . . . . .          52         Treasurer of the Company and Bear             1989
                                                             Stearns; Director, Depository Trust
                                                             Company




                                                                                                        YEAR FIRST
                                                                                                        ELECTED TO
                                              AGE AS OF                                                  SERVE AS
                                            SEPTEMBER 15,    PRINCIPAL OCCUPATION                       DIRECTOR OF
         NAME                                    1995        AND DIRECTORSHIPS HELD                     THE COMPANY
         ----                              ---------------   ----------------------                     -----------
         William J. Montgoris  . . . . .          48         Chief Operating Officer and Chief             1989
                                                             Financial Officer of the Company and
                                                             Bear Stearns and member of the
                                                             Management and Compensation Committee

         Donald R. Mullen, Jr. . . . . .          37         Senior Managing Director of Bear              1993
                                                             Stearns and member of the Management
                                                             and Compensation Committee

         Frank T. Nickell  . . . . . . .          48         President, Kelso & Company; Director,         1993
                                                             American Standard Inc., Earle M.
                                                             Jorgensen Company and Peebles Inc.

         Craig M. Overlander . . . . . .          35         Senior Managing Director of Bear              1994
                                                             Stearns

         Stephen E. Raphael  . . . . . .          50         Senior Managing Director of Bear              1994
                                                             Stearns; Director, AutoLend Group

         E. John Rosenwald, Jr.  . . . .          65         Vice Chairman of the Board of the             1985
                                                             Company and Senior Managing Director
                                                             of Bear Stearns; Director, Frequency
                                                             Electronics, Inc. and Hasbro, Inc.

         Lewis A. Sachs  . . . . . . . .          32         Senior Managing Director of Bear             Nominee
                                                             Stearns

         Frederic V. Salerno . . . . . .          52         Vice Chairman of the Board and                1992
                                                             Director of NYNEX Corp.; Chairman of
                                                             the Board of the State University of
                                                             New York; Director, Avnet, Inc.,
                                                             Orange & Rockland Utilities, Inc. and
                                                             Viacom, Inc.

         Alan D. Schwartz  . . . . . . .          45         Executive Vice President of the               1987
                                                             Company and Bear Stearns and member of
                                                             the Executive Committee and the
                                                             Management and Compensation Committee;
                                                             Director, Daka International, Inc. and
                                                             Protein Databases, Inc.










                                                                                                        YEAR FIRST
                                                                                                        ELECTED TO
                                              AGE AS OF                                                  SERVE AS
                                            SEPTEMBER 15,    PRINCIPAL OCCUPATION                       DIRECTOR OF
         NAME                                    1995        AND DIRECTORSHIPS HELD                     THE COMPANY
         ----                              ---------------   ----------------------                     -----------
         David M. Solomon  . . . . . . .          33         Senior Managing Director of Bear             Nominee
                                                             Stearns

         Warren J. Spector . . . . . . .          37         Executive Vice President of the               1990
                                                             Company and Bear Stearns and member of
                                                             the Executive Committee and the
                                                             Management and Compensation Committee

         Robert M. Steinberg . . . . . .          50         Senior Managing Director of Bear              1985
                                                             Stearns and member of the Management
                                                             and Compensation Committee

         Michael L. Tarnopol . . . . . .          59         Executive Vice President of the               1985
                                                             Company and Bear Stearns and member of
                                                             the Executive Committee; Director, The
                                                             Leslie Fay Companies, Inc.

         Vincent Tese  . . . . . . . . .          52         Chairman, Wireless Cable International        1994
                                                             Inc.

         Fred Wilpon . . . . . . . . . .          59         Chairman of the Board of Directors of         1993
                                                             Sterling Equities, Inc.; President and
                                                             Chief Executive Officer of the New
                                                             York Mets

         Uzi Zucker  . . . . . . . . . .          59         Senior Managing Director of Bear              1985
                                                             Stearns; In the United States,
                                                             Director of Carnival Cruise Lines,
                                                             Inc., Conair Corporation and Titan
                                                             Pharmaceuticals Inc.; In Israel,
                                                             Chairman of the Board of Alliance Tire
                                                             Company (1992) Ltd.; and Director of
                                                             The Jerusalem Economic Corporation
                                                             Ltd., Industrial Buildings Corp. Ltd.,
                                                             Tnuport Ltd. and Mivnat Ltd.




          Except as indicated below, each of the executive officers of the Company, and each of the directors or director nominees of the Company who is also a Senior Managing Director of Bear
     Stearns, has been a Senior Managing Director of Bear Stearns for more than the past five years.

          Mr. Bewkes has been a member of the Management Committee of Investcorp International Inc. since March 1994. Prior thereto, Mr. Bewkes was a Senior Managing Director and Vice Chairman of Investment Banking of Bear Stearns.

          Mr. Bovin has been a Senior Managing Director of Bear Stearns and has been involved in the management of Bear Stearns' Investment Banking Division since February 1992. Mr. Bovin is Vice Chairman of the Investment Banking Division of Bear Stearns and a member of its Investment Banking Policy Committee. Prior to joining Bear Stearns, Mr. Bovin was a managing director of Salomon Brothers Inc.

          Mr. Cayne has been Chief Executive Officer of the Company and Bear Stearns since July 1993. Mr. Cayne has been President of the Company for more than the past five years.

          Mr. Cherasia has been a member of the Financial Analytics and Structural Transactions Group of Bear Stearns for more than the past five years and currently is the head of such department.

          Mr. Cohen has been co-head of Bear Stearns' Risk Arbitrage Department for more than the past five years.

          Mr. Cunningham is head of Bear Stearns' Emerging Markets Investment Banking Group and has been involved in the management of Bear Stearns' Emerging Markets Group for more than the past five years. Mr. Cunningham is a member of Bear Stearns'
     Investment Banking Policy Committee.

          Ms. de Monchaux has been a Senior Managing Director heading Bear Stearns' Derivatives Department since February 1993. Prior to joining Bear Stearns, Ms. de Monchaux was Senior Vice
     President in charge of the Global Derivative Products Group at Banque Indosuez from April 1990 to June 1992.

          Mr. Finnerty has been involved in the management of Bear Stearns' Mortgage Department for more than the past five years and currently is the head of such department.

          Ms. Fippinger was Vice President, Treasurer and Secretary of NYNEX Corp. from January 1984 to January 1991 and currently serves as a director of Pfizer Inc. and Connecticut Mutual Life Insurance Company.

          Mr. Geismar has been in charge of Bear Stearns' Operations Department for more than the past five years.

          Mr. Glickman has been a private investor for more than the past five years.

          Mr. Green has been an attorney in private practice for more than the past five years. Mr. Green has also been the president and a director of National States Insurance Company and National Real Estate Management Corporation for more than the past five years.

          Mr. Greenberg has been Chairman of the Board of the Company for more than the past five years. Mr. Greenberg was Chief
     Executive Officer of the Company and Bear Stearns from the Company's inception until July 1993.

          Father Harrington has been the President of St. Johns
     University for more than the past five years.

          Mr. Harriton has been in charge of the Company's correspondent clearing services (through BSSC since July 1, 1991 and previously through Bear Stearns) for more than the past five years. Mr. Harriton has been President of BSSC since its inception.

          Mr. Keating has been responsible for Bear Stearns' Municipal Bond Department and Public Finance Department for more than the past five years.

          Mr. Kluge has been Chairman and President of Metromedia
     Company for more than the past five years.

          Mr. Lehman became an Executive Vice President of the Company on September 7, 1995. Prior thereto, Mr. Lehman was Senior Vice President - General Counsel of Bear Stearns for more than the past five years. Mr. Lehman is General Counsel of the Company and Bear Stearns.

          Mr. Liebowitz has directed Bear Stearns' Convertible
     Securities Group for more than the past five years.

          Mr. Lisman is head of the Institutional Equity Group of Bear Stearns and has been head or co-head of such Group for more than the past five years.

          Mr. Livney has been a member of Bear Stearns' Fixed Income Sales Department for more than the past five years. Mr. Livney is involved in the management of Bear Stearns' Fixed Income Sales Department.

          Mr. Minikes has been Treasurer of the Company and Bear
     Stearns for more than the past five years.

          Mr. Montgoris has been Chief Operating Officer of the
     Company and Bear Stearns since August 1993. Mr. Montgoris has been Chief Financial Officer of the Company and Bear Stearns for more than the past five years.

          Mr. Mullen is currently the head of Bear Stearns' High Yield/Bankruptcy Department and was the co-head thereof from January 1991 until May 1995. Mr. Mullen has been involved in the management of Bear Stearns' Investment Banking Division since January 1995, and is a member of Bear Stearns' Investment Banking Policy Committee. Prior to joining Bear Stearns, Mr. Mullen was employed in the high yield areas of Salomon Brothers and Drexel Burnham Lambert, Inc.

          Mr. Nickell has been President of Kelso & Company, a privately held merchant banking firm, for more than the past five years.

          Mr. Overlander has been a member of Bear Stearns' Fixed
     Income Sales Department for more than the past five years. Mr. Overlander is currently the head of Bear Stearns' Fixed Income Sales Department.

          Mr. Raphael has been a member of Bear Stearns' Private
     Client Services Department for more than the past five years.

          Mr. Rosenwald has been the senior investment banker in Bear Stearns' Investment Banking Division for more than the past five years. Mr. Rosenwald has been Vice Chairman of the Board of Directors for more than the past five years.

          Mr. Sachs has been involved in Bear Stearns' Fixed Income Capital Markets Department for more than the past five years. Mr. Sachs is responsible for Bear Stearns' Fixed Income Capital Markets, Corporate Bond Trading and High Grade Research Groups. Mr. Sachs is also a member of Bear Stearns' Investment Banking

     Policy Committee.  Mr. Sachs has been a Senior Managing Director of
     Bear Stearns since July 1991 and was a Managing Director of Bear Stearns prior thereto.

          Mr. Salerno has been the Vice Chairman of the Board of NYNEX Corp. since March 1991. Prior to that time, Mr. Salerno was
     President and Chief Executive Officer of the New York Telephone
     Company.

          Mr. Schwartz has been an Executive Vice President of the Company for more than the past five years. Mr. Schwartz is Chairman of Bear Stearns' Investment Banking Policy Committee.

          Mr. Solomon has been involved in the management of the Bear Stearns High Yield/Bankruptcy Department since January 1991. Currently, Mr. Solomon is responsible for the High Yield Capital Markets Group, the Financial Buyers Group, the Leveraged Finance Group and the Gaming Group. Mr. Solomon is also a member of Bear Stearns' Investment Banking Policy Committee. Mr. Solomon has been a Senior Managing Director of Bear Stearns since September 1992 and was a Managing Director of Bear Stearns from January 1991 to September 1992. Prior to joining Bear Stearns, Mr. Solomon was a Vice President in the high yield group at Salomon Brothers Inc.

          Mr. Spector became an Executive Vice President of the Company in November 1992. Prior thereto, Mr. Spector was involved in the management of Bear Stearns' Mortgage Department for more than the past five years. Mr. Spector is responsible for all fixed income activities of Bear Stearns.

          Mr. Steinberg has been co-head of Bear Stearns' Risk
     Arbitrage Department for more than the past five years.  Mr.
     Steinberg has been Chairman of the Credit Policy Committee of Bear Stearns since October 1992.

          Mr. Tarnopol has been an Executive Vice President of the Company for more than the past five years. Mr. Tarnopol is Chairman of the Investment Banking Division of Bear Stearns and a member of its Investment Banking Policy Committee.

          Mr. Tese has been Chairman of Wireless Cable International Inc. (a wireless cable company) since April 1995. Mr. Tese was Chairman of Cross Country Wireless Inc. (a wireless cable company) from October 1994 to July 1995 and was a corporate officer of the general partner of Cross Country Wireless Inc.'s predecessors, Cross Country Wireless Cable - I, L.P. and Cross Country Wireless Cable West, L.P., from 1990 until October 1994. Mr. Tese was the Director of Economic Development for the State of New York from June 1987 to December 1994.

          Mr. Wilpon has been Chairman of the Board of Directors of Sterling Equities, Inc., a privately held entity, and certain affiliates thereof, which are primarily real estate development/owner management companies, for more than the past five years. Mr. Wilpon has also been President and Chief Executive Officer of the New York Mets baseball team for more than the past five years.

          Mr. Zucker has been a member of Bear Stearns' Investment Banking Division for more than the past five years and, from September 1989 to August 1991, was an Executive Vice President of the Company.

          There is no family relationship among any of the directors or executive officers of the Company.

          All directors hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Officers serve at the discretion of the Board of Directors.

     BOARD AND COMMITTEE MEETINGS

          The Board of Directors held five meetings (exclusive of committee meetings) and acted by unanimous written consent once during the preceding fiscal year. In addition, the Board of Directors has established four committees whose functions and current members of which are noted below. Each current director, except Ms. Fippinger and Messrs. Kluge, Bewkes, Harriton, Schwartz and Tarnopol attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served which were held during such period.

          Executive Committee.  The Executive Committee of the Board
          -------------------
     of Directors (the "Executive Committee") consists of
     Messrs. Cayne, Greenberg (Chairman), Lehman (since September
     1995), Schwartz, Spector and Tarnopol, who also constitute six of the seven members of the Board of Directors of Bear Stearns. The Executive Committee also included Mr. Mattone until his resignation in September 1995 and Mr. Sites until his resignation in July 1995. It meets once each week and more frequently as required and has held 55 meetings during the preceding fiscal year. The Executive Committee has the authority between meetings of the Board of Directors to take all actions with respect to the management of the Company's business which require action of the Board of Directors, except with respect to certain matters that by law and the provisions of the Certificate of Incorporation must be approved by the entire Board of Directors.

          Audit Committee.  The Audit Committee of the Board of
          ---------------
     Directors (the "Audit Committee") consists of Messrs. Bewkes (since October 1994), Glickman (Chairman), Green, Harrington, Salerno, Tese (since January 1995) and Wilpon. Each of the foregoing is a director who is not employed by the Company or affiliated with management. This Committee is responsible for reviewing and helping to ensure the integrity of the Company's financial statements. Among other matters, the Audit Committee reviews the Company's expenditures, reviews the Company's internal accounting controls and financial statements, reviews with the Company's independent accountants the scope of their audit, their report and their recommendations, and recommends the selection of the Company's independent accountants. The Audit Committee held five meetings during the preceding fiscal year.

          Compensation Committee.  The Compensation Committee of the
          ----------------------
     Board of Directors (the "Compensation Committee") consists of Ms. Fippinger and Messrs. Glickman (Chairman), Green, Nickell and Salerno. Each of the foregoing is a director who is not employed by the Company or affiliated with management. The Compensation Committee establishes the compensation policies used in determining the compensation of all executive officers and other Senior Managing Directors, including members of the Board of Directors who are employees of the Company ("employee directors"). The Compensation Committee administers The Bear Stearns Companies Inc. Management Compensation Plan (the "Management Compensation Plan") pursuant to which the salary and bonus compensation of the members of the Executive Committee is determined. See "Executive Compensation - Compensation Committee Report." The Compensation Committee also approves the salary and bonus compensation of the employee directors and the other executive officers based upon recommendations by the Executive Committee and the Management and Compensation Committee of the Board of Directors (the "Management and Compensation Committee") applying criteria established by the Compensation Committee. The Compensation Committee also administers The Bear Stearns Companies Inc. 1985 Stock Option Plan for Senior Managing Directors (the "Stock Option Plan") and certain aspects of the Capital Accumulation Plan. The Compensation Committee held six meetings and acted by unanimous written consent once during the preceding fiscal year.

          Management and Compensation Committee.  The Management and
          -------------------------------------
     Compensation Committee consists of Messrs. Cayne (Chairman), Harriton (since September 1995), Lisman (since September 1995), Montgoris, Mullen, Schwartz, Spector and Steinberg, and also included Mr. Sites until his resignation in July 1995. The

     Management and Compensation Committee considers and acts upon matters involving the day-to-day business and affairs of the Company and its subsidiaries and, where appropriate, recommends action to the Board of Directors or other committees of the Board of Directors with respect to those matters not in the ordinary course of business and affairs of the Company, in either case without in any way limiting or impairing the existing power or authority of the executive officers of the Company. In connection therewith, the Management and Compensation Committee approves compensation amounts for employees of the Company and its subsidiaries below the level of Senior Managing Director, and recommends to the Compensation Committee and/or the Executive Committee compensation amounts for Senior Managing Directors of Bear Stearns other than participants in the Management Compensation Plan. The Management and Compensation Committee also administers certain aspects of the Capital Accumulation Plan. The Management and Compensation Committee meets once a week and more frequently as required and held 61 meetings during the preceding fiscal year.

          The Board of Directors does not have a nominating committee.

                           EXECUTIVE COMPENSATION

                       COMPENSATION COMMITTEE REPORT

     OVERVIEW

          The Compensation Committee establishes the compensation policies applicable to all executive officers and other Senior Managing Directors. The salary and bonus compensation of the members of the Executive Committee was determined by the operation of the Management Compensation Plan which the Compensation Committee has adopted and administers. Stockholders have approved the performance goals contained in the Management Compensation Plan. The salaries and bonuses of employee directors and other executive officers, to the extent not determined by the Management Compensation Plan, were approved by the Compensation Committee based upon recommendations by the Executive Committee and the Management and Compensation Committee, which committees based their recommendations on criteria established by the Compensation Committee.

     COMPENSATION POLICIES

          From the time of the Company's initial public offering after succession on October 29, 1985 to the business of the Partnership, compensation for senior executives of the Company has been strongly influenced by the principle that the compensation of senior executives should be structured to directly link the executives' financial reward to Company performance. Thus, senior executives would both share in the success of the Company as a whole and be adversely affected by poor Company performance, thereby aligning their interests with the interests of the Company's stockholders. The Management Compensation Plan, which has been in effect in various forms since the Company's initial public offering, is designed to implement the foregoing philosophy. The salary and bonus compensation of the Chief Executive Officer and other members of the Executive Committee is determined by the Management Compensation Plan. The Management Compensation Plan provides each participant with a base salary of $200,000 per annum and a share of a bonus fund determined based on the Company's Adjusted Annual Pre-Tax Return on Equity ("ROE," as defined below).

          The Company's compensation practice with respect to executive officers who are not members of the Executive Committee and other Senior Managing Directors is designed to link individual compensation with performance. Accordingly, the base salary of executive officers and most other Senior Managing Directors is limited to $200,000 per annum, with the most significant portion of total compensation being in the form of a bonus determined on the basis of the following criteria: (a) the overall annual performance of the Company; (b) the performance of any business unit or units in which the employee participates;
     (c) the individual performance of the employee in question from the viewpoints of (1) management responsibilities, (2) direct production of revenue, (3) preservation and development of the Company's franchise, and (4) promoting cooperation within and between business units; and (d) the need to maintain compensation levels comparable to those of competing financial services companies, including those in the Peer Group (as defined below).

          The Compensation Committee also considers the relationship of the Company's total compensation expense to the Company's total revenues, net of interest expense, in evaluating the overall reasonableness of the compensation of employee directors and other executive officers.

          The Compensation Committee believes that the establishment of the Capital Accumulation Plan during fiscal year 1991 represented an important additional step in the Company's goal to further strengthen the alignment of management and stockholder interests, by increasing employee ownership of the Company's
     Common Stock. During fiscal year 1995, over 90% of the more than 250 Senior Managing Directors participated in the Capital Accumulation Plan, and all employee directors, employee director nominees and executive officers of the Company participated.

          The Compensation Committee views the Company's compensation policies as having substantially contributed to the Company's historical operating performance, which has been characterized by consistently high levels of pre-tax return on common equity (see comparison in the chart below to the average pre-tax return on common equity of the Company's peers (the "Peer Group"), consisting of Merrill Lynch & Co., Inc., Morgan Stanley Group Inc., Paine Webber Group Inc. and Salomon Inc). The following chart compares the Company's pre-tax return on common equity to the Peer Group for the five twelve-month periods ended June 30 shown below:

                          PRE-TAX RETURN ON EQUITY
           THE BEAR STEARNS COMPANIES INC. V. PEER GROUP AVERAGE





                       GRAPHIC MATERIAL (1) OMITTED




















                                                            June 30,
                                           -------------------------------------
                                           1991     1992    1993    1994    1995
                                           ----     ----    ----    ----    ----
     The Bear Stearns Companies Inc.       22.1%   47.7%   48.8%   38.7%   21.6%
     Peer Group                            16.7%   35.1%   33.4%   26.9%    9.8%


     MANAGEMENT COMPENSATION PLAN

          The Compensation Committee administers the Management Compensation Plan, which provides that each member of the Executive Committee will receive a base salary of $200,000 per annum and share in a bonus fund determined on the basis of the Company's Adjusted Annual Pre-Tax Return on Equity ("ROE" as defined below). If the Company's fiscal year 1995 ROE had not exceeded 2%, the compensation of the members of the Executive Committee would have been limited to their salaries of $200,000 per annum. For information with respect to the members of the Executive Committee, see "Election of Directors - Board and Committee Meetings - Executive Committee."

          The total amount of the bonus fund for the 1995 fiscal year was determined on the basis of the following ranges with the precise amounts determined (pro rata) based on fiscal year 1995
     ROE:



      RANGE OF ROE                                    RANGE OF BONUS FUND
      ------------                                    -------------------
      up to 2%  . . . . . . . . . . . . . . . . .     -0-
      over 2% but not exceeding 5%  . . . . . . .     up to $5.4 million
      over 5% but not exceeding 10% . . . . . . .     $5.4 million to $14.8 million
      over 10% but not exceeding 15%  . . . . . .     $14.8 million to $24.4 million
      over 15% but not exceeding 20%  . . . . . .     $24.4 million to $34.2 million
      over 20% but not exceeding 30%  . . . . . .     $34.2 million to $54.1 million
      over 30% but not exceeding 40%  . . . . . .     $54.1 million to $74.5 million
      over 40%  . . . . . . . . . . . . . . . . .     $74.5 million plus the
                                                      incremental rate of $2.05
                                                      million for each percent of
                                                      ROE in excess of 40%.


          "ROE" is defined generally in the Management Compensation Plan as the number expressed as a percentage determined by dividing (a) Adjusted Annual Pre-Tax Income (as defined below) by
     (b) Consolidated Common Stockholders' Equity as of the last day of the immediately preceding fiscal year.

          "Adjusted Annual Pre-Tax Income" of the Company is defined generally in the Management Compensation Plan as consolidated income before income taxes, after deducting the base salaries of participants in the Management Compensation Plan and dividends on preferred stock, but before deducting any bonus payments under the Management Compensation Plan and any adjustments relating to the Capital Accumulation Plan. Adjusted Annual Pre-Tax Income for purposes of this Plan may be decreased, but not increased, at the sole discretion of the Compensation Committee as appropriate to carry out the purpose of the Management Compensation Plan.

          The share of the bonus fund to be allocated to each member of the Executive Committee was determined in August 1994 by the Compensation Committee upon the recommendation of the Executive Committee, which based such recommendation on the same criteria established by the Compensation Committee for determining the total compensation of Senior Managing Directors who are not members of the Executive Committee for fiscal year 1994.

          The Management Compensation Plan is based on the proposition that ROE is an appropriate measure upon which to base the compensation of the members of the Executive Committee. Although the short-term performance of the Common Stock will tend to fluctuate based on factors beyond the control of management, the Compensation Committee believes that over the long term, the performance of the Common Stock will reflect the Company's operating performance as reflected in its ROE.

          The Management Compensation Plan's short-term focus on annual pre-tax profitability is counterbalanced by the long-term focus resulting from the substantial ownership of Common Stock and CAP Units by the members of the Executive Committee and other senior executives as described in the paragraph "Equity Ownership and Capital Accumulation Plan" below.

          The Compensation Committee has concluded that the Management Compensation Plan has served the Company well, has provided appropriate incentives to senior management of the Company, and is a fair and reasonable method upon which to base the compensation of the members of the Executive Committee.

          Section 162(m) of the Internal Revenue Code limits deductibility for federal income tax purposes of compensation paid to individual executive officers named in the Summary Compensation Table unless certain exceptions, including compensation based on performance goals, are satisfied. The Management Compensation Plan for both fiscal year 1995 and fiscal year 1996 (subject to shareholder approval of the performance goals applicable to such year, as described in "Approval of the Fiscal Year 1996 Performance Goals Under the Management Compensation Plan") have been established in an effort to comply with the performance-based exception to limits on deductibility of executive officer compensation.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER

          The total compensation of Mr. Cayne, the Company's CEO, along with other members of the Executive Committee, is determined in all material respects by the Management Compensation Plan. Pursuant to the terms of the Management Compensation Plan, for fiscal year 1995 Mr. Cayne received a base salary of $200,000 and shared in a bonus fund based on the Company's fiscal year 1995 ROE. Mr. Cayne's share of the fiscal year 1995 bonus fund (as well as that of the other members of the Executive Committee) was determined by the Compensation Committee in August 1994, based on the recommendation of the Executive Committee as to how the bonus fund should be allocated among the members of the Executive Committee. The Executive Committee's recommendations were based on the same criteria established by the Compensation Committee for determining the total compensation of Senior Managing Directors who were not members of the Executive Committee for fiscal year 1994.

          The Company's fiscal 1995 financial performance was substantially lower than in fiscal year 1994. Under the terms of the Management Compensation Plan and reflecting the shares of the bonus fund allocated to Mr. Cayne, the total salary and bonus compensation of Mr. Cayne decreased by 47.2% from fiscal 1994.

          Of the total fiscal year 1995 compensation of Mr. Cayne, approximately 45% was deferred under the Capital Accumulation Plan, with the result that the ultimate realization of a substantial portion of Mr. Cayne's benefit from his current compensation will depend on the future performance of the Company and its Common Stock.

     EQUITY OWNERSHIP AND CAPITAL ACCUMULATION PLAN

          A focus on long-term performance and growth and a direct alignment of employee and stockholder interests results from the substantial ownership of Common Stock and equivalents (including
     CAP Units) by senior executives of the Company. As shown under "Security Ownership of Management," the six current members of the Executive Committee beneficially own approximately 8.38% of the Common Stock and equivalents outstanding while all directors, nominees and executive officers as a group beneficially own approximately 14.82% of the outstanding Common Stock and equivalents, as of September 1, 1995.

          The Capital Accumulation Plan has been and will continue to be a major contributor to equity ownership by senior executives. During fiscal year 1995, over 90% of the more than 250 Senior Managing Directors of Bear Stearns (including all employee directors, employee director nominees and executive officers of the Company) participated in the Capital Accumulation Plan. For fiscal years 1993, 1994 and 1995 participants in the Capital Accumulation Plan have deferred a total of approximately $319,800,000 in compensation. Furthermore, for fiscal year 1995, 38.33% of the salary and bonus compensation (including amounts deferred pursuant to the Capital Accumulation Plan) of the current members of the Executive Committee was deferred in the Capital Accumulation Plan while 35.55% of such compensation was deferred by all executive officers, employee directors and employee director nominees as a group. These deferrals were or will be credited to participants' accounts in the form of CAP Units which entitle the participants to share in the pre-tax income of the Company and eventually to receive shares of Common Stock of the Company. The Capital Accumulation Plan is described in detail below under "Approval of Amendment to the Capital Accumulation Plan."

          Since shares for the Capital Accumulation Plan are purchased from existing stockholders and not from the Company, employee stock ownership is increased without substantial dilution to earnings per share or book value per common share. Consistent with the Company's goal of avoiding compensation plans which cause significant dilution of existing stockholders, the Company does not use stock options as a significant component of employee compensation and has granted no stock options since August 1989.

                                             Compensation Committee

                                             Carl D. Glickman, Chairman
                                             Grace J. Fippinger
                                             Thomas R. Green
                                             Frank T. Nickell
                                             Frederic V. Salerno


                               *     *     *

                 COMPENSATION TABLES AND OTHER INFORMATION

          The following tables set forth information with respect to the Chief Executive Officer and the five most highly compensated executive officers of the Company (other than the CEO) for the three fiscal years ended June 30, 1995:



                                                  SUMMARY COMPENSATION TABLE
                                                  --------------------------
                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                   ANNUAL COMPENSATION(1)           AWARDS
                                                  -----------------------        ------------
                                         FISCAL                                RESTRICTED STOCK        ALL OTHER
         NAME & PRINCIPAL POSITION        YEAR     SALARY        BONUS           AWARDS(2)(3)     COMPENSATION(3)(4)
         -------------------------       ------    ------    ------------     -----------------   -------------------

         James E. Cayne  . . . . . . . .  1995     200,000     $4,030,066         $3,470,827          $1,303,122
          CEO and President               1994     200,000      7,465,620          6,906,380           1,075,670
                                          1993     200,000      8,136,970          7,577,977             546,692

         Alan C. Greenberg . . . . . . .  1995     200,000      5,627,980          1,872,913             679,659
          Chairman of the Board           1994     200,000     10,781,310          3,590,690             580,739
                                          1993     200,000     11,788,459          3,926,488             325,045

         Warren J. Spector . . . . . . .  1995     200,000      3,725,976          3,166,737           1,374,499
          Executive Vice President        1994     200,000      6,834,000          6,284,000           1,121,083
                                          1993     200,000      2,683,994          8,830,397             481,650

         John C. Sites, Jr. (5)  . . . .  1995     200,000      3,735,356          3,157,357           1,340,953
          Executive Vice President        1994     200,000      6,952,000          6,359,000           1,075,735
                                          1993     200,000      5,175,000          8,444,620             446,842

         Vincent J. Mattone (6)  . . . .  1995     200,000      2,352,229          1,752,990             667,798
          Executive Vice President        1994     200,000      3,961,120          3,369,880             570,958
                                          1993     200,000      4,590,915          3,999,922             291,832

         Alan D. Schwartz  . . . . . . .  1995     200,000      2,332,229          1,772,990             778,533
          Executive Vice President        1994     200,000      3,948,870          3,382,130             689,714
                                          1993     200,000      3,521,731          5,069,106             338,065

          For each of the above-named officers, compensation information is provided for the full fiscal years during which he served as an executive officer of the Company.

     (1) Includes for the years indicated amounts contributed to the Bear Stearns Companies Inc. Cash or Deferred Compensation Plan by the executive officers.

     (2) Represents amounts deferred pursuant to the Capital Accumulation Plan. See "Approval of Amendment to the Capital Accumulation Plan." In accordance with the Capital Accumulation Plan, all amounts are immediately vested but, generally, are not payable for a minimum of five years. For the fiscal year ended June 30, 1995, the following number of CAP Units were credited to such persons' Capital Accumulation Accounts as a result of their fiscal year 1995 deferrals: Mr. Cayne - 193,997; Mr. Greenberg - 104,684; Mr. Spector - 177,001; Mr. Sites - 176,476; Mr. Mattone - 97,981; and Mr. Schwartz - 99,099.

     (3) As of June 30, 1995, the value and number of the aggregate CAP Units held by such persons (based on the closing price of the Common Stock on the Consolidated Transaction Reporting System on such date) was: Mr. Cayne - $25,408,166 (1,188,686 units); Mr. Greenberg - $13,322,778 (623,287 units); Mr. Spector - $26,231,988 (1,227,227 units); Mr.
          Sites - $25,670,597 (1,200,963 units); Mr. Mattone -
          $12,990,139 (607,725 units); and Mr. Schwartz - $14,833,738
          (693,976 units).

     (4) Includes preferential earnings in the form of CAP Units credited pursuant to the Capital Accumulation Plan. For a description of the Capital Accumulation Plan, see "Approval of Amendment to the Capital Accumulation Plan." For fiscal year 1994 and fiscal year 1993, includes preferential earnings in the form of Earnings Units (as hereinafter defined) credited pursuant to the Performance Unit Plan for Senior Managing Directors. The Performance Unit Plan was adopted effective as of January 1, 1993 following the termination of the Capital Accumulation Plan in respect of Plan Years 1991 and 1992 in order to compensate participants in the Capital Accumulation Plan (in the form of "Earnings Units" representing shares of Common Stock) for certain adverse consequences resulting from such termination by approximating the economics of the Capital Accumulation Plan in respect of shares of Common Stock distributed from the Capital Accumulation Plan. The Performance Unit Plan terminated effective June 30, 1994, and shares of Common Stock issued thereunder were distributed to participants in October 1994.

     (5) Effective July 17, 1995, Mr. Sites resigned as Executive Vice President of the Company.

     (6)  Effective September 6, 1995, Mr. Mattone resigned as
          Executive Vice President of the Company.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION VALUES (1)

                                                                                    SHARES ACQUIRED         VALUE
         NAME & PRINCIPAL POSITION                                                    ON EXERCISE         REALIZED(2)
         --------------------------                                                  ------------         ------------
         James E. Cayne  . . . . . . . . . . . . . . . . . . . . . . . . . . .          89,584             $912,637
          CEO and President

         Alan C. Greenberg . . . . . . . . . . . . . . . . . . . . . . . . . .          89,584              639,893
          Chairman of the Board

         Warren J. Spector . . . . . . . . . . . . . . . . . . . . . . . . . .          79,009              620,799
          Executive Vice President

         John C. Sites, Jr.(3) . . . . . . . . . . . . . . . . . . . . . . . .          88,652              580,463
          Executive Vice President

         Vincent J. Mattone(4) . . . . . . . . . . . . . . . . . . . . . . . .          76,935              745,308
          Executive Vice President

         Alan D. Schwartz  . . . . . . . . . . . . . . . . . . . . . . . . . .          66,897              668,970
          Executive Vice President

     ----------
     (1) The chart relates to options granted in August 1989 under the Stock Option Plan. All options held by the above-named officers have been exercised.

     (2) This valuation represents the difference between the average of the high and the low price of the Common Stock on the New York Stock Exchange on the date of exercise, and the exercise price of the options exercised.

     (3) Effective July 17, 1995, Mr. Sites resigned as Executive Vice President of the Company.

     (4)  Effective September 6, 1995, Mr. Mattone resigned as
          Executive Vice President of the Company.
/TABLE

                             PERFORMANCE GRAPH

          The following performance graph compares the performance of an investment in the Company's Common Stock for the last five fiscal years to that of the S&P 500 Index, the S&P Financial Miscellaneous Index and the Company's peers (consisting of Merrill Lynch & Co., Inc., Morgan Stanley Group Inc., Paine Webber Group Inc. and Salomon Inc). The graph assumes the value of the investment in the Company's Common Stock and each index was $100 on June 30, 1990 and that all dividends were reinvested. There can be no assurance that future stock performance will correlate with past stock performance.


              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN






                       GRAPHIC MATERIAL (2) OMITTED











     Assumes $100 invested on June 30, 1990
     in the Company's Common Stock, S&P 500 Index,
     S&P Financial Miscellaneous Index and Peer Group Index


                                            1990   1991   1992   1993   1994   1995
                                            ----   ----   ----   ----   ----   ----
      The Bear Stearns Companies Inc.       100    117    162    250    205    280
      S & P 500 Index                       100    107    122    138    140    171
      S & P Financial Miscellaneous Index   100    103    124    180    180    220
      Peer Group                            100    136    172    257    232    355


     COMPENSATION OF DIRECTORS

          Each director who is not an employee of the Company receives an annual retainer of $25,000, plus $800 for each meeting of the Board of Directors attended, and reasonable expenses relating to attendance at such meetings. Directors who are members of the Audit Committee and directors who are members of the Compensation Committee receive additional compensation at the rate of $1,500 for each meeting of the Audit Committee or Compensation Committee attended and $200 for participation in a telephone conference meeting.

            CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          The Company, in the ordinary course of business, has extended credit to certain of its directors, officers and employees in connection with their purchase of securities. Such extensions of credit have been made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with non-affiliated persons, and did not involve more than the normal risk of collectibility or have other unfavorable features present. To the extent officers and employees of the Company and members of their immediate families wish to purchase securities in brokerage transactions, they ordinarily are required to do so through Bear Stearns, which offers them a discount from its standard commission rates in connection therewith which could be substantial depending on various factors, including the size of the transaction. Bear Stearns also, from time to time and in the ordinary course of its business, has entered into transactions involving the purchase or sale of securities and commercial paper (including different forms of repurchase transactions) from or to directors, officers and employees of the Company and members of their immediate families, as principal. Such purchases and sales of securities or commercial paper on a principal basis were effected on substantially the same terms as similar transactions with unaffiliated third parties.

          The Company, from time to time, has made loans to its officers and other employees against commissions and other compensation which would otherwise be payable to them in the ordinary course of business. Interest is generally charged by the Company on such loans at the same rate of interest charged by Bear Stearns on loans to purchase securities. The Company currently requires that any such loan in excess of $7,500 made to officers and other employees against commissions or other compensation be approved by the affirmative vote of a majority of the members of the Management and Compensation Committee (with any interested member abstaining). During the fiscal year ended June 30, 1995, the maximum aggregate amount of loans against commissions and other compensation at month-end was approximately $3,333,090.

          Other than as described in this Proxy Statement, no director or executive officer of the Company was indebted to the Company during the last fiscal year for any amount in excess of $60,000.

          Bear Stearns acted as the exclusive financial advisor for Cross Country Wireless Inc. ("Cross Country") in connection with the sale of Cross Country to Pacific Telesis Group in July 1995, for which Bear Stearns received fees aggregating $1 million. Prior to the sale, Vincent Tese was Chairman of Cross Country and Mr. Tese and his family were the owners of approximately 20% of its outstanding common stock.

          Sterling BSC Inc. ("Sterling BSC") and Hines Interests Limited Partnership ("Hines"), as a joint venture (the "Joint Venture"), are acting as a consultant to the Company on certain real estate matters. In April 1995, the Company paid the Joint Venture $225,000 for consulting services provided to the Company. Fred Wilpon, a director of the Company, is Chairman of Sterling BSC and the owner of a substantial portion of the outstanding common stock of Sterling BSC which has a majority interest in the Joint Venture.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The current members of the Company's Compensation Committee are Messrs. Glickman, Green, Nickell and Salerno and Ms.
     Fippinger, none of whom is or has been an officer or employee of the Company. There were no "Compensation Committee Interlocks" during fiscal year 1995.

               II.  APPROVAL OF THE FISCAL YEAR 1996 PERFORMANCE
                    GOALS UNDER THE MANAGEMENT COMPENSATION PLAN

          The Board of Directors proposes that the stockholders approve the fiscal year 1996 performance goals under the Management Compensation Plan.

          On July 25, 1994, the Compensation Committee adopted the Management Compensation Plan, which is effective July 1, 1994, subject to annual approval of the performance goals contained therein by stockholders at the Company's Annual Meeting.

          The salary and bonus compensation of the CEO and other members of the Executive Committee is determined by the Management Compensation Plan in fiscal year 1995 and thereafter. Under the Management Compensation Plan, each of the members of the Executive Committee will receive a base salary of $200,000 per annum and share in a bonus fund established pursuant to the Management Compensation Plan. On September 7, 1995, the Compensation Committee established the formula for computing the bonus fund in fiscal 1996, subject to stockholder approval at the Company's Annual Meeting. Based upon the Company achieving the following ranges of ROE, the total amount of the bonus fund for fiscal year 1996 will be in the following ranges (with the precise amount determined pro rata):


                                                 RANGE OF
                                                 --------
      RANGE OF ROE                               BONUS FUND
      ------------                               ----------
      up to 2%  . . . . . . . . . . . . . . .     -0-
      over 2% but not exceeding 5%  . . . . .     up to $4.6 million
      over 5% but not exceeding 10% . . . . .     $4.6 million to $12.4 million
      over 10% but not exceeding 15%  . . . .     $12.4 million to $20.72 million
      over 15% but not exceeding 20%  . . . .     $20.72 million to $29.16 million
      over 20% but not exceeding 30%  . . . .     $29.16 million to $46.188 million
      over 30%  . . . . . . . . . . . . . . .     $46.188 million plus the
                                                  incremental rate of $1.738 million
                                                  for each percent of ROE in excess
                                                  of 30%.

          The fiscal year 1995 performance goals under the Management Compensation Plan and the definitions of "ROE" and "Adjusted Annual Pre-Tax Income" under the Management Compensation Plan are described under "Executive Compensation - Compensation Committee Report - Management Compensation Plan."

          The impact of the change in the formula for calculating the bonus fund in fiscal year 1996 from that in effect for fiscal year 1995 is that the Company must generate more Adjusted Annual Pre-Tax Income in fiscal year 1996 than in the previous year in order to produce the same bonus fund as in fiscal year 1995. The percentage increase in Adjusted Annual Pre-Tax Income required to produce the same bonus fund, however, is less than the increase in Consolidated Common Stockholders' Equity from fiscal year 1994 to fiscal year 1995. Changes made in the formulas for computing the bonus fund under the Management Compensation Plan in the fiscal year 1995 plan and the fiscal year 1994 plan had similarly required a year-over-year increase in Adjusted Annual Pre-Tax Income, and also included a year-over-year percentage increase in Adjusted Annual Pre-Tax Income less than the percentage increase in Consolidated Common Stockholders' Equity, in order for the size of the bonus fund to remain the same. In addition to the adjustments made at all levels of Adjusted Annual Pre-Tax Income, the formula for calculating the bonus fund in fiscal year 1996 was revised to further reduce the bonus fund at lower levels of ROE. The change in the formula also reflects a reduction in the aggregate size of the bonus fund due to the resignations of two members of the Executive Committee and the addition of Mr. Lehman to the Executive Committee.

          The share of the bonus fund to be allocated to each member of the Executive Committee is determined by the Compensation Committee based on the recommendation of the Executive Committee. The Compensation Committee may allocate up to 100% of the entire bonus fund in any fiscal year. The determination of each participant's share of the fund is made not later than 90 days after the beginning of each fiscal year. The share of the bonus fund that may be allocated to a participant in any fiscal year may not exceed 25% of such fund. The Management Compensation Plan may be amended by the Compensation Committee provided that no such action shall retroactively impair or otherwise adversely affect the rights of any person prior to the date of any action.

          Section 162(m) of the Internal Revenue Code denies the deduction for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four other most highly compensated officers. Certain types of compensation, including compensation based on performance goals, are excluded from this deduction limit. In order for compensation to qualify for this exception (i) it must be paid solely on account of the attainment of one or more performance goals, (ii) the performance goals must be established by a compensation committee consisting solely of two or more outside directors, (iii) the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by stockholders in a separate vote prior to payment and (iv) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied (the "Certification Requirement"). In addition, satisfaction of the requirements set forth in (iii) and (iv) above must be made conditions to the right of the executive to receive the performance-based compensation. In an effort to comply with the provisions of the Internal Revenue Code to qualify the compensation payable to certain executives under the Management Compensation Plan as performance-based compensation eligible for exclusion from the deduction limit, the performance standards contained in the Management Compensation Plan are being submitted to the stockholders for approval at the 1995 Annual Meeting. The approval by stockholders and the satisfaction of the Certification Requirement shall be conditions to the rights of a participant to receive any benefits under the Management Compensation Plan.

          The following table reflects the amounts that would have been paid for the fiscal year ended June 30, 1995 if the fiscal year 1996 formula for computing the bonus fund under the Management Compensation Plan had been in effect for such year:



                                MANAGEMENT COMPENSATION PLAN (1)

         NAME AND POSITION                                          DOLLAR VALUE ($)(2)
         -----------------                                          ----------------
         James E. Cayne, CEO and President . . . . . . . . .      $  7,154,410

         Alan C. Greenberg,
          Chairman of the Board  . . . . . . . . . . . . . .         7,154,410

         Warren J. Spector,
          Executive Vice President   . . . . . . . . . . . .         6,574,323

         John C. Sites, Jr. (3)
          Executive Vice President   . . . . . . . . . . . .                 0

         Vincent J. Mattone(4)
          Executive Vice President   . . . . . . . . . . . .                 0

         Alan D. Schwartz
          Executive Vice President   . . . . . . . . . . . .         3,915,589

         Executive Group . . . . . . . . . . . . . . . . . .        30,937,990

         Non-Executive Director Group  . . . . . . . . . . .                 0

         Other Employee Group(5) . . . . . . . . . . . . . .                 0

      _________________________

     (1) This calculation (i) utilizes the fiscal year 1995 Adjusted Annual Pre-Tax Income and the Consolidated Common Stockholders' Equity as of June 30, 1995 and (ii) assumes the percentage of the bonus fund allocated to each member of the Executive Committee was the same as under the Management Compensation Plan in effect for fiscal year 1995, as adjusted for the resignations of Messrs. Sites and Mattone.

     (2) Includes amounts that would have been deferred pursuant to the Capital Accumulation Plan. See "Summary Compensation Table."

     (3) Effective July 17, 1995, Mr. Sites resigned as Executive Vice President of the Company and pursuant to the Management Compensation Plan will not participate in the bonus fund in fiscal year 1996.

     (4)  Effective September 6, 1995, Mr. Mattone resigned as
          Executive Vice President of the Company and pursuant to the Management Compensation Plan will not participate in the bonus fund in fiscal year 1996.

     (5) Excluding those employees included in the categories entitled "Executive Group" and "Non-executive Director
          Group."

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PERFORMANCE STANDARDS CONTAINED IN THE MANAGEMENT
     COMPENSATION PLAN.

        III.  APPROVAL OF AMENDMENT TO THE CAPITAL ACCUMULATION PLAN

          The Board of Directors recommends approval of the amendment to the Capital Accumulation Plan.

     GENERAL

          The Capital Accumulation Plan was adopted initially by the Board of Directors and approved by stockholders as of September 6, 1990. The Plan was amended thereafter on a number of occasions by the Compensation Committee, both with and without stockholder approval, as required. The last amendment to the Plan, prior to the proposed amendment being considered at the Annual Meeting, was adopted on September 1, 1994 and approved by stockholders on October 24, 1994, as reflected in the Exhibits to the Company's Annual Report on Form 10-K for fiscal year 1994.

          Under the Capital Accumulation Plan, all Senior Managing Directors of Bear Stearns (including employee directors and executive officers of the Company) are eligible to participate on an elective basis. Participants in the Plan are entitled to defer a portion of their compensation earned during each fiscal year. Participants are generally required to commit to defer compensation during each of the three fiscal years following their initial election to participate in the Plan. Thereafter, to the extent that the Compensation Committee decides to allow employees who newly become Senior Managing Directors to defer compensation for three years and thereby extends the duration of the Plan, existing Plan participants will be permitted to defer compensation for the additional fiscal year or years. The Plan has been made available to participants with respect to each of Bear Stearns' fiscal years from 1991 through 1998.

          There are approximately 280 Senior Managing Directors, including 32 newly elected Senior Managing Directors, who are eligible to participate in the Plan. Participants in any fiscal year will generally be required to defer the following percentages of that portion of their total compensation for such fiscal year (after deducting any amounts deferred under other plans sponsored by the Company) which exceeds $200,000 (or the then prevailing annual base salary of Senior Managing Directors):

                    25% of the first . . . . . .  $  300,000
                    30% of the next  . . . . . .     500,000
                    40% of the next  . . . . . .   1,000,000
                    50% of compensation exceeding  2,000,000

          In lieu of the foregoing amounts, Senior Managing Directors over the age of 55 may elect to defer only 25% of their aggregate compensation in excess of $200,000 and all participants may elect to defer all or any portion of their compensation in excess of $200,000 in addition to the minimum amount set forth in the table above ("Additional Deferral Amounts"), subject, in the case of Additional Deferral Amounts to the approval of the Management and Compensation Committee, or in the case of persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended ("Reporting Persons"), to the approval of the Compensation Committee.

          Participants' compensation will be deferred for a period (a "Deferral Period") of five years after the end of the fiscal year for which it was otherwise payable, which period may be extended or reduced under certain circumstances, including the financial hardship of the participant. Participants over the age of 55 may elect a shorter deferral period. A participant's compensation deferred pursuant to the Plan will be credited to such participant's deferred compensation account (the "Capital Accumulation Account") in the form of units ("CAP Units"). The number of CAP Units to be so credited generally will be determined by dividing the amount of each participant's compensation deferred in respect of such fiscal year by the average cost per share of Common Stock acquired for purposes of the Plan.

          Each CAP Unit credited to a participant's Capital Accumulation Account will entitle the participant to receive, on an annual basis, a Net Earnings Adjustment generally equal to the Company's pre-tax earnings per share (as determined in accordance with the Plan) for such fiscal year divided by the average cost per share of Common Stock acquired by the Company for purposes of the Plan, less an adjustment for changes in the Company's book value per share of the Common Stock during such year resulting from increases or decreases in the Company's retained earnings attributable to net income or loss, after deducting dividends declared with respect to any capital stock of the Company, during such year. The Net Earnings Adjustment generally will be credited to participants' Capital Accumulation Accounts on an annual basis in the form of a number of additional CAP Units.

          Notwithstanding the foregoing, the aggregate number of CAP Units that may be credited pursuant to the Plan in respect of any fiscal year may not exceed the number of Available Shares (as defined in the Plan) acquired for the Plan with respect to such fiscal year. If, because of this limitation, the Company is not able to credit CAP Units in respect of all compensation deferred for any fiscal year, or to make any required Net Earnings Adjustments in full, then the amount of compensation for which no CAP Units were awarded will be credited instead to an interest-bearing "cash balance account" maintained for each participant. In subsequent fiscal years, to the extent the Company acquires shares of Common Stock for the Plan, it will credit at the end of each fiscal quarter a number of CAP Units corresponding to such shares first to participants having positive cash balances before making any other credits of CAP Units in respect of that year. The price at which CAP Units will be so credited in respect of deferred cash balances will be the average cost per share of the corresponding shares of Common Stock acquired by the Company during such fiscal quarter.

          Upon the termination of a participant's Deferral Period under the Plan, the participant will be entitled to receive from the Company a number of freely transferable shares of Common Stock equal to the number of CAP Units then credited to his Capital Accumulation Account plus cash in the amount, if any, of his cash balance account at the end of such period. If a participant dies or becomes disabled, the participant's estate (or the designated beneficiary) will receive the number of shares of Common Stock corresponding to the CAP Units then credited to such participant's account as of the first day of the fiscal year following the date of death or disability plus cash in the amount, if any, of the participant's cash balance account. If a participant's employment is terminated for any reason prior to the end of the Deferral Period (other than by reason of death or disability), the Management and Compensation Committee or, in the case of a Reporting Person, the Compensation Committee (the "Appropriate Committee") has the discretion, among other things, to accelerate the distribution of CAP Units in the form of shares of Common Stock for all Plan Years, plus cash in the amount, if any, of his cash balance account, and/or void any deferral elections for which CAP Units have not yet been credited and distribute cash in lieu of shares with respect thereto.

          The maximum number of CAP Units that may be credited to all Plan participants' Capital Accumulation Accounts under the Plan for any Plan Year shall not exceed the equivalent number of shares of Common Stock equal to the sum of 15% of the outstanding shares of Common Stock (as defined in the Plan) as of the last day of such Plan Year (the "Base Shares") and the number, if any, by which the sum of the Base Shares in all prior fiscal years beginning on or after July 1, 1993 exceeds the number of shares credited to participants' Capital Accumulation Accounts under this Plan in all such prior fiscal years.

          The Company reserves the right to terminate the entire Plan or any portion of the Plan representing a particular fiscal year's deferred compensation at any time in its sole discretion. The Plan also provides for acceleration of deferrals in the event of certain defined events constituting a "change in control" of the Company. In the event of a "change in control" the Plan will be deemed to be terminated immediately and shares of

     Common Stock will be issued within 60 days thereafter. The Plan may be amended by the Compensation Committee provided that no such action shall retroactively impair or otherwise adversely affect the rights of any person prior to the date of any action.

          A participant may not assign, pledge or otherwise transfer his interest in his Capital Accumulation Account except by designating a beneficiary who shall be entitled to receive any amounts payable under the Plan upon the participant's death. The Company is not required to establish a special or separate fund or otherwise segregate any assets to assure any payments under the Plan and has no obligation to invest all or any portion of the participants' Capital Accumulation Accounts in Common Stock. The Plan provides that the rights of each participant shall be no greater than the rights of a general unsecured creditor of the Company.

     PROPOSED AMENDMENT

          The following amendment to the Capital Accumulation Plan was approved by the Compensation Committee, effective as of July 1, 1995, subject to stockholder approval at the 1995 Annual Meeting.

          There are a number of provisions of the Plan that govern the payment of benefits to participants upon termination of employment, including provisions for the acceleration of distributions under certain circumstances, as determined by the Appropriate Committee. As the Plan presently is constituted, in order to distribute shares of Common Stock underlying CAP Units to a participant promptly following the termination of employment, rather than at the expiration of the participant's Deferral Periods, the Appropriate Committee generally would be required to accelerate the Termination Dates with respect to all
                                                                  ---
     Plan Years for which CAP Units were credited, subject to the authority of the Appropriate Committee to distribute cash in lieu of shares with respect to a Plan Year for which CAP Units have not yet been credited. However, it is unclear whether the Appropriate Committee would have the authority to accelerate the Termination Date of one or more Plan Years but permit the continued deferral of the payment of benefits with respect to other Plan Years, including a Plan Year as to which CAP Units have not yet been credited (which generally occurs within three months following the end of the fiscal year). In order to provide maximum flexibility to the Appropriate Committee to accelerate the Termination Dates for the prompt distribution of shares with respect to one or more Plan Years but require the deferral of the distribution of shares with respect to other Plan Years to the end of subsequent fiscal years of the Company, the Compensation Committee has approved the amendment and restatement of Section 6.2(c)(ii) of the Plan to read as set forth below (marked to show changes):

EDGAR NOTE: DUE TO THE NATURE OF ASCII TEXT, MARKED CHANGES APPEAR AS FOLLOWS:

            -DELETIONS APPEAR IN BRACKETS
            -ADDITIONS APPEAR AS DOUBLE UNDERLINED CAPITALS

               (ii) the Appropriate Committee shall have the right
                    in its sole discretion to accelerate [the] ANY
                                                               ===
                    Termination Date with respect to [all] ANY Plan
                                                           ===
                    [Years] YEAR of a Participant whose employment with
                            ====
                    the Company and its Affiliates terminates to the last day of the Fiscal Year in which such employment terminates or to the last day of any subsequent Fiscal Year, in which case the date so determined by the Appropriate Committee WITH
                                                            ====
                    RESPECT TO EACH SUCH PLAN YEAR shall be the
                    ==============================
                    Participant's Termination Date for all purposes of this Plan WITH RESPECT TO EACH SUCH PLAN YEAR.
                              ===================================

                    The Appropriate Committee shall give notice of any such determination to the Participant at least ten days prior to THE EARLIEST OF such accelerated
                                  ===============
                    Termination [Date] DATES.  In addition, if a
                                       =====
                    Participant whose employment with the Company has terminated shall request the Appropriate Committee to accelerate the Termination Date with respect to [all] ANY Plan [Years] YEAR of such Participant to the
                          ===              ====
                    last day of the Fiscal

                    Year immediately preceding the Fiscal Year
                    in which such Participant's employment
                    terminates, the Appropriate Committee may in its sole discretion so accelerate the Termination Date with respect to [all] ANY SUCH Plan [Years] YEAR of
                                          ========              ====
                    such Participant. If the Appropriate Committee takes such action, such Participant's distribution from the Plan FOR ANY PLAN YEAR THE TERMINATION
                                  =================================
                    DATE OF WHICH IS SO ACCELERATED shall be based on
                    ===============================
                    [his] THE Total CAP Units and his Cash Balance at
                          ===
                    the end of such prior Fiscal Year FOR EACH SUCH
                                                      =============
                    PLAN YEAR, without giving effect to any
                    ==========
                    adjustments otherwise required to be made during the Fiscal Year in which his employment terminates, including, without limitation, for Net
                              =
                    Earnings Adjustments, dividends on the Common Stock, or interest, and the distributions called for in Section 6.1 of the Plan shall be made as soon as practicable after such action is taken by the Appropriate Committee;


          The foregoing amendment would have provided no benefits to Participants if it had been in effect in fiscal year 1995.

          On July 17, 1995, John C. Sites, Jr. resigned as an officer, director and employee of the Company. As of the date of his resignation, 578,862.858 Cap Units had been credited to his account for Plan Year 1993 and 379,643.891 Cap Units had been credited for Plan Year 1994. With respect to Plan Year 1995, Mr. Sites had elected to defer $3,157,357 of compensation pursuant to the Capital Accumulation Plan and, as a result, 176,476.773 Cap Units were to be credited to his account, subject to the necessary certification by the Compensation Committee (exclusive of an aggregate of 76,108.777 Cap Units relating to Net Earnings Adjustments). As a result of a request made by Mr. Sites, the Compensation Committee determined to accelerate the Termination Dates for Plan Years 1993 and 1994 to the end of Fiscal Year 1995 (thereby resulting in the current receipt by Mr. Sites of 958,506.749 shares of Common Stock), but concluded that the Termination Date of Plan Year 1995 should not be accelerated, subject to approval by the stockholders of the proposed amendment to the Capital Accumulation Plan described above. Thus, if the stockholders approve the proposed amendment to the Capital Accumulation Plan, Mr. Sites will not receive the additional 252,585.55 shares of Common Stock (plus such additional shares as represent adjustments pursuant to the Plan) until July 1, 2000 or such earlier date as provided in the Plan; if the stockholders do not approve the amendment, Mr. Sites will receive such shares promptly following the 1995 Annual Meeting of Stockholders.

          Although the Compensation Committee has taken no other action that would be affected by the proposed amendment, this amendment to the Capital Accumulation Plan may in the future affect other participants in the Capital Accumulation Plan who may resign, including Vincent Mattone who resigned on September 6, 1995.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CAPITAL ACCUMULATION PLAN.

                            INDEPENDENT AUDITORS

          The Board of Directors has appointed Deloitte & Touche LLP as the Company's independent auditors to conduct the audit of the Company's books and records for the fiscal year ended June 30, 1996. Deloitte & Touche LLP also served as the Company's independent auditors for the previous fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

                               OTHER MATTERS

          At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

      SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

          In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1996 Annual Meeting must do so no later than May 31, 1996.

          In addition, in accordance with Article VI, Section 2 of the Certificate of Incorporation, in order to be properly brought before the 1996 Annual Meeting, a matter must have been
     (i) specified in a written notice of such meeting (or any supplement thereto) given to stockholders by or at the direction of the Board of Directors (which would be accomplished if a stockholder proposal were received by the Secretary of the Company as set forth in the preceding paragraph), (ii) brought before such meeting at the direction of the Board of Directors or the Chairman of the meeting, or (iii) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting or a duly authorized proxy for such stockholder, which conforms to the requirements of Article VI,
     Section 2 of the Certificate of Incorporation and is delivered personally to, or mailed to and received by, the Secretary of the Company at the address below not less than 10 days prior to the first anniversary of the date of the notice accompanying this Proxy Statement; provided, however, that such notice need not be given more than 75 days prior to the 1996 Annual Meeting.

                                  REPORTS

          The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Corporate Communications Department of the Company at the address below.

                                    By order of the Board of Directors

                                             Kenneth L. Edlow,
                                             Secretary

     The Bear Stearns Companies Inc.
     245 Park Avenue
     New York, New York  10167
     September 28, 1995

                      THE BEAR STEARNS COMPANIES INC.
          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
       ANNUAL MEETING OF STOCKHOLDERS - OCTOBER 30, 1995 AT 5:00 P.M.

          The undersigned stockholder of The Bear Stearns Companies Inc. (the "Company") hereby appoints Alan C. Greenberg, James E. Cayne and E. John Rosenwald, Jr., and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on October 30, 1995, and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on September 20, 1995 in accordance with the directions indicated herein.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND PURSUANT TO ITEM 4.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED HEREIN, "FOR" APPROVAL OF THE FISCAL YEAR 1996 PERFORMANCE GOALS UNDER THE MANAGEMENT COMPENSATION PLAN AND "FOR" APPROVAL OF AMENDMENT TO THE CAPITAL ACCUMULATION PLAN.

     Item 1.  ELECTION OF DIRECTORS:

     [  ] FOR all nominees listed    [  ] WITHHOLD AUTHORITY to vote
          at right                        for all nominees listed at right
          (except as marked to
          the contrary at right)

     Nominees for Directors: E. Garrett Bewkes, III, Denis A. Bovin, James E. Cayne, Peter D. Cherasia, Barry S. Cohen, Stephen M. Cunningham, Wendy L. de Monchaux, Kevin J. Finnerty, Grace J. Fippinger, Bruce E. Geismar, Carl D. Glickman, Thomas R. Green, Alan C. Greenberg, Donald J. Harrington, C.M., Richard Harriton, Daniel L. Keating, John W. Kluge, Mark E. Lehman, David A. Liebowitz, Bruce M. Lisman, Roland N. Livney, Michael Minikes, William J. Montgoris, Donald R. Mullen, Jr., Frank T. Nickell, Craig M. Overlander, Stephen E. Raphael, E. John Rosenwald, Jr., Lewis A. Sachs, Frederic V. Salerno, Alan D. Schwartz, David M. Solomon, Warren J. Spector, Robert M. Steinberg, Michael L. Tarnopol, Vincent Tese, Fred Wilpon and Uzi Zucker.

     (Instruction: To withhold authority to vote for any individual nominee named above, strike a line through that nominee's name)

     Item 2. APPROVAL OF THE FISCAL YEAR 1996 PERFORMANCE GOALS UNDER THE MANAGEMENT COMPENSATION PLAN:

                    FOR [  ]     AGAINST [  ]     ABSTAIN [  ]

     Item 3.        APPROVAL OF AMENDMENT TO CAPITAL ACCUMULATION
                    PLAN:

                    FOR [  ]     AGAINST [  ]     ABSTAIN [  ]

     Item 4. In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

          (Please date and sign exactly as name appears hereon. When signing as attorney, administrator, trustee, custodian or guardian, give full title as such. Where more than one owner, all should sign. Proxies executed by a partnership or corporation should be signed in the full partnership or corporate name by a partner or authorized officer.)

                                   -----------------------------------
                                               (Signature)

                                   -----------------------------------
                                       (Signature if held jointly)

                                   Dated                             , 1995
                                          ---------------------------

                                      APPENDIX
                                      --------

             DESCRIPTION OF GRAPHIC MATERIAL OMITTED FROM EDGAR FILING

                     (Pursuant to Item 304(a) of Regulation S-T)


     GRAPHIC MATERIAL (1) -

 In the paper-format version of this Proxy Statement, a line-graph, titled "PRE-TAX RETURN ON EQUITY - The Bear Stearns Companies Inc. v. Peer Group Average", appears in the section "EXECUTIVE COMPENSATION - COMPENSATION COMMITTEE REPORT - Compensation Policies". The sixth paragraph of this section describes the graph and the composition of the "Peer Group" used in the graph. The same data presented in the graph is presented in a chart that appears in both the paper-format and EDGAR versions of this Proxy Statement at the same point as the forementioned graph.



     GRAPHIC MATERIAL (2) -

 In the paper-format version of this Proxy Statement, a line-graph, titled "COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN", appears in the section "PERFORMANCE GRAPH". The first paragraph of this section describes the graph and the composition of the "Peer Group" used in the graph. The same data presented in the graph is presented in a chart that appears in both the paper-format and EDGAR versions of this Proxy Statement at the same point as the forementioned graph.